This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-141080

Subject to Completion, dated April 27, 2009

Preliminary Prospectus Supplement

(To Prospectus dated March 5, 2007)

18,000,000 shares

Common Stock

We are offering 18,000,000 shares of our common stock, par value $1.00 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “X.” The last reported sale price of our common stock on the New York Stock Exchange on April 24, 2009 was $29.03 per share.

Concurrently with this offering of common stock, under a separate prospectus supplement, we are offering $300,000,000 aggregate principal amount of             % Senior Convertible Notes due 2014 (or $345,000,000 aggregate principal amount of             % Senior Convertible Notes due 2014 if the over-allotment option is exercised in full). Neither offering will be contingent on the completion of the other.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement and the “Risk factors” section beginning on page 28 of our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional 2,700,000 shares of our common stock to cover over-allotments.

We expect to deliver the shares of our common stock to purchasers on or about May     , 2009.

Joint Book-Running Managers

J.P.Morgan	Morgan Stanley	Merrill Lynch & Co.

April     , 2009

Prospectus supplement

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. For information about our common stock, see “Description of common stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our common stock, you should read the registration statement to which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where you can find more information.”

Where you can find more information

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus supplement (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	Current Reports on Form 8-K filed on January 5, 2009, February 2, 2009, February 6, 2009, February 9, 2009 and March 6, 2009; and

(d)	The description of our common stock and preferred stock purchase rights contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus supplement is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation

Office of the Secretary

600 Grant Street, Room 1500

Pittsburgh, Pennsylvania 15219-2800

(412) 433-2998 (phone)

(412)  433-2811 (fax)

Forward-looking statements

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in this prospectus supplement and in our annual and quarterly reports, press releases and other statements incorporated by reference in this prospectus supplement. These statements include, without limitation, statements regarding our general business strategies and market conditions; financing decisions; projections of levels of revenues, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential environmental and legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in it, which are described following the caption “Where you can find more information.”

Unless the context otherwise requires, references in this prospectus supplement to the “Company,” “U. S. Steel,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries. References to $ or US$ are to U. S. dollars, € are to the European Community Euro and references to C$ are to Canadian dollars.

The Company

U. S. Steel is an integrated steel producer with major production operations in North America and Europe. We have annual raw steel production capability of 24.3 million net tons in North America and 7.4 million net tons in Europe. U. S. Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These activities include the production of coke in both North America and Europe and the production of iron ore pellets, transportation services (railroad and barge operations), real estate operations and engineering and consulting services in North America.

Recent developments

First quarter 2009 results

U. S. Steel has been and continues to be adversely impacted by the current global recession. Our raw steel capability utilization rate in the first quarter of 2009 was 38% for North American operations and 55% for European operations. Based upon published industry reports, we believe our operating level is representative of the integrated steel industry as a whole. As a result, we incurred an operating loss of $478 million in the first quarter of 2009 and we expect an operating loss in the second quarter as our order book remains at low levels and idled facility carrying costs continue to be incurred. Extremely short lead times coupled with the uncertainty surrounding financial markets and key steel-consuming industries such as automotive and construction make it difficult to forecast beyond a very short horizon. In light of the very challenging and uncertain conditions in each of our major business segments, we continue to implement actions to enhance our liquidity, maintain a solid balance sheet and position us for growth over the long term.

On April 27, 2009, we reported a first quarter 2009 net loss of $439 million, or $3.78 per diluted share, compared to fourth quarter 2008 net income of $290 million, or $2.50 per diluted share, and first quarter 2008 net income of $235 million, or $1.98 per diluted share.

We also reported a first quarter 2009 loss from operations of $478 million, compared with income from operations of $522 million in the fourth quarter of 2008 and $266 million in the first quarter of 2008.

Other items not allocated to segments in the first quarter of 2009 consisted of a pre-tax net gain of $97 million on the sale of a majority of the operating assets of Elgin, Joliet and Eastern Railway Company for cash proceeds of approximately $300 million, which was largely offset by pre-tax employee severance and net benefit charges of $86 million related to the voluntary early retirement program accepted by approximately 500 non-represented employees in the United States. These items increased net income by $7 million, or 6 cents per diluted share. Other items not allocated to segments in the fourth quarter of 2008 increased net income by $76 million, or 65 cents per diluted share. Other items not allocated to segments in the first quarter of 2008 reduced net income by $45 million, or 38 cents per diluted share.

Net interest and other financial costs in the first quarter of 2009 included a foreign currency loss that decreased net income by $28 million, or 24 cents per diluted share, due to the remeasurement of an $820 million U.S. dollar-denominated intercompany loan to a European affiliate and related euro-U.S. dollar derivatives activity. This compares to an immaterial foreign currency gain in the fourth quarter 2008 and an after-tax foreign currency gain of $70 million, or 59 cents per diluted share, in the first quarter 2008 for these items.

The first quarter 2009 effective tax benefit rate of 20 percent is lower than the statutory rate because losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, do not generate a tax benefit for accounting purposes.

The segment loss from operations was $457 million, or $142 per ton, in the first quarter of 2009, compared with segment income from operations of $418 million, or $100 per ton, in the fourth quarter of 2008 and $327 million, or $48 per ton, in the first quarter of 2008.

In the first quarter of 2009, in accordance with Statement of Financial Accounting Standard No. 112, “Employers’ Accounting for Postemployment Benefits,” U. S. Steel recorded a pre-tax charge of $90 million related to the recognition of estimated future layoff benefits for approximately 9,400 employees associated with the temporary idling of certain facilities and reduced production at other facilities.

Results for Flat-rolled in the first quarter of 2009 decreased substantially from the fourth quarter of 2008. Flat-rolled operated at 38 percent of raw steel capability in the first quarter of 2009 compared to 45 percent in the fourth quarter of 2008, and shipments decreased 24 percent to 2.1 million net tons. Average realized prices decreased by $90 per net ton to $715 per net ton. The decline in results also reflected continuing employee and other costs for idled facilities, which totaled approximately $230 million for the first quarter, Flat-rolled’s $72 million portion of the accrual for estimated future layoff benefits, reduced favorable effects from liquidations of inventory costed using the last-in first-out method and losses on excess natural gas purchase contracts, which are subject to mark-to-market accounting . These unfavorable effects were partially offset by reductions in labor costs and spending, lower raw material costs and the absence of any accrual for profit sharing in 2009.

Results for USSE in the first quarter of 2009 were comparable to fourth quarter 2008. Results reflected a $175 per net ton decrease in average realized prices, including foreign currency effects, largely offset by lower raw material costs and reduced spending. Capability utilization was 55 percent in the first quarter of 2009, compared to 51 percent in the fourth quarter of 2008.

First quarter 2009 Tubular results decreased significantly compared to the fourth quarter of 2008 due to lower shipments and average realized prices, idled facility carrying costs, which totaled approximately $20 million for the first quarter, and Tubular’s $18 million portion of the accrual for estimated future layoff benefits.

First quarter 2009 results for Other Businesses decreased to a loss of $3 million from income of $21 million in the fourth quarter of 2008 as a result of a number of real estate transactions that were closed in the fourth quarter of 2008.

Outlook

Second quarter 2009 Flat-rolled results are expected to improve slightly as compared to the first quarter of 2009 primarily due to the accruals in the first quarter for estimated future layoff benefits and losses on excess natural gas purchase contracts. These favorable items are expected to be offset by lower average realized prices and additional idled facility carrying costs. Shipments are expected to be in line with the first quarter of 2009.

We expect an operating loss for USSE in the second quarter of 2009, with improvement compared to the first quarter of 2009 primarily due to lower raw material costs, sales of CO2 emissions allowances and efficiencies resulting from consolidating European raw steel production to U. S. Steel Košice in early April. These items are expected to be partially offset by lower average realized prices. Shipments should be in line with the first quarter level.

We expect an operating loss for Tubular in the second quarter of 2009 due to a continuing decrease in shipments and lower average realized prices as compared to the first quarter of 2009, reflecting lower oil and gas exploration, high inventory levels and the surge of unfairly traded and subsidized product from China.

Additional details of the first quarter 2009 results are contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Amendment to credit facility, term loans and receivables purchase agreement

We have received executed consents from lenders holding a majority of the commitments under our $750 million revolving credit facility (the “Credit Facility”) and a majority of the debt outstanding under each of our $500 million three-year term loan due October 2010 (the “Three-Year Term Loan”) and our $500 million five-year term loan due May 2012 (the “Five-Year Term Loan,” and together with the Three-Year Term Loan, the “Term Loans”) consenting to the amendment of the Credit Facility and Term Loans (the “Amendment”). Pursuant to the Amendment, we will grant the lenders under our Credit Facility and Term Loans a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our $500 million Receivables Purchase Agreement (the “Receivables Purchase Agreement”). The Amendment will establish a borrowing base formula for borrowings under the Credit Facility and will eliminate the existing financial ratio covenants and will replace them with a fixed charge coverage ratio covenant of 1.1:1 that is only tested if availability under the Credit Facility falls below approximately $112.5 million. The fixed charge coverage ratio will be defined in the Amendment, and we expect it to be calculated at the end of each quarter, on the basis of the ratio, for the four consecutive quarters then ended, of operating cash flow to cash charges. At March 31, 2009, we had no borrowings outstanding under the Credit Facility. At March 31, 2009, our Three-Year Term Loan had $180 million outstanding and our Five-Year Term Loan had $475 million outstanding. Interest rates on the Credit Facility and Term Loans will be revised and will continue to be based on defined, short-term market rates. We plan to use the proceeds of this offering and the concurrent Convertible Notes Offering (described below) to repay the Term Loans. The execution of the Amendment is subject to completion of documentation, payment of an amendment fee and the review of the collateral by the lenders. The Amendment is not expected to become effective until later in the second quarter of 2009.

To facilitate the Amendment, we have also agreed to amend our Receivables Purchase Agreement, and we will be required to revise pricing and amend certain terms and conditions. The amendment of the Receivables Purchase Agreement is not expected to become effective until later in the second quarter and is subject to the completion of definitive documentation.

Reduction of common stock dividend

Our board of directors approved a reduction in the quarterly dividend of our common stock from $0.30 per share to $0.05 per share, effective with the dividend payable on June 10, 2009 to holders of record at the close of business on May 13, 2009.

Other actions taken to enhance liquidity

In addition to the amendment to our Credit Facility and Term Loans and the reduction of dividends discussed herein, we have taken other steps to enhance our liquidity, including:

•	We reduced our planned capital spending for 2009 by $330 million.

•	We reduced the salaries of our executive officers and the fees paid to our directors, effective July 1, 2009.

•

We further consolidated our production for greater efficiency and temporarily idled additional facilities. Currently, we continue to operate the following major facilities: Mon Valley Works, Gary Works, Fairfield Works, U. S. Steel Košice, U. S. Steel Serbia finishing facilities, Lake Erie Works cokemaking facilities, Minntac iron ore operations, Lorain Tubular and Fairfield Tubular. All remaining major facilities have been temporarily idled.

•

We generated significant cash flow from working capital reductions in the last two quarters, including a substantial reduction in accounts receivable. We expect continued cash flow from further working capital reductions over the balance of 2009, which we expect will be generated largely from reductions in raw materials, in-process and finished goods inventory.

•

We reached an agreement with the United Steelworkers (“USW”) to defer $95 million of contributions otherwise required to be made during 2009 and the beginning of 2010 to our trust for retiree health care and life insurance until 2012 and 2013. Further, the USW has agreed to permit us to use all or part of the $75 million contribution we made in 2008 to pay current retiree health care and death benefit claims, subject to a make-up contribution in 2013.

•	As previously announced, we suspended our stock repurchase program in the fourth quarter of 2008.

Concurrent convertible notes offering

Concurrently with this common stock offering, under a separate prospectus supplement dated the date hereof, we are offering $300,000,000 aggregate principal amount ($345,000,000 aggregate principal amount if the over-allotment option is exercised in full) of         % senior convertible notes due 2014 (the “Convertible Notes”) in an underwritten public offering (the “Convertible Notes Offering”). Neither offering is contingent on the completion of the other. We plan to use the proceeds from the Convertible Notes Offering and the proceeds of this offering to repay amounts outstanding under the Term Loans, with any excess amounts to be used for general corporate purposes.

The foregoing description and other information regarding the Convertible Notes Offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any Convertible Notes included in the Convertible Notes Offering.

Recent actions by rating agencies

In March 2009, Moody’s Investors Service placed its Baa3 rating assigned to our senior unsecured debt under review for possible downgrade citing the challenges facing us as steel industry conditions remain difficult with very weak demand and low capacity utilization levels.

In April 2009, Standard & Poor’s Ratings Services placed its BB+ rating assigned to our senior unsecured debt on CreditWatch with negative implications. They cited the weak operating environment, the lack of signs of meaningful recovery in steel end-markets in 2009 and our relatively high fixed-cost structure compared to minimill competitors.

In April 2009, Fitch Ratings affirmed its BBB- rating assigned to our senior unsecured debt and revised our outlook to negative. The negative outlook reflects Fitch’s view that the steel market will be extremely weak over the near term, that capacity utilization rates are historically low and that there is limited visibility on earnings.

We cannot predict the substance or timing of any action by these rating agencies, but based on preliminary discussions with the agencies, one or more downgrades may occur imminently. Investors are cautioned that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating organization, and that each rating should be evaluated independently of any other rating.

The offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of our common stock, see “Description of common stock.”

Issuer	United States Steel Corporation

Common stock offered	18,000,000 shares

Option to purchase additional shares of common stock	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 2,700,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Common stock outstanding immediately following offering	134,174,653 shares[1]

NYSE Symbol	“X”

Use of Proceeds	We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $499 million (or approximately $574 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Convertible Notes Offering, to repay our Three-Year Term Loan. To the extent there are any remaining proceeds, they will be used to repay all or a portion of our Five-Year Term Loan and any amounts in excess of such repayment will be used for general corporate purposes. Affiliates of the underwriters are lenders under our Term Loans. See “Use of proceeds.”

[1]	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding on March 31, 2009 and assumes no exercise of the over-allotment option, no exercise of stock options granted to our employees, of which approximately 820,000 shares were exercisable at a weighted average exercise price of $47.51 as of March 31, 2009, and excludes shares available for future option grants and shares issuable upon conversion of the Convertible Notes offered concurrently with this offering.

Risk Factors	See “Risk factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Risk factors

An investment in our common stock involves significant risks. Before investing in our common stock, you should carefully consider the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2008, as well as the following risks. The following risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations or the value of our common stock.

Risks related to the current global recession

Our annual report on Form 10-K contains a number of risk factors relating to the current global recession. Since the filing of the Form 10-K, the market for steel products has remained at depressed levels. Recent developments concerning the auto industry that may negatively impact us include the announcement by the President of the United States that the plans submitted by General Motors Corporation and Chrysler LLC do not go far enough to warrant the substantial new investments that these companies are requesting, and that the companies have only a limited additional period of time to produce a plan that would support an investment of additional U.S. taxpayer dollars; statements by General Motors and Chrysler executives that they may consider seeking bankruptcy protection; and General Motors’ recent announcement that it will schedule multiple down weeks at 13 assembly operations in North America, removing approximately 190,000 vehicles from General Motors’ production schedule in the second and early third quarter of 2009. The continued decline of the North American auto industry could force us to idle additional facilities. Bankruptcy filings by any of our major customers would increase the risk of collecting amounts owed by them, and would reduce availability under our Receivables Purchase Agreement. We would also be negatively impacted if our customers’ sales decline as a result of market concerns about their viability, continued availability of warranties and service and the ripple effect through the world economy. Also, the North American rig count for March 2009 dropped to 1,301, compared to the February 2009 level of 1,733 and down 904 for the same month last year. This increases the risk of further declines in tubular sales and prices.

Risks related to our proposed amendments to the Credit Facility and Term Loans

The proposed amendments to the Credit Facility and the Term Loans are not expected to become effective until later in the second quarter and are subject to definitive financing documentation and the completion of collateral diligence satisfactory to the lenders. If the proposed amendments to the Credit Facility and the Term Loans become effective, availability under the Credit Facility would be limited to a monthly borrowing base of certain eligible inventory less the total amounts outstanding under the Term Loans. The amounts of eligible inventory are subject to collateral reviews and appraisals. In addition, we expect further inventory reductions in 2009 and this could further limit availability under the Credit Facility. If availability under the Credit Facility falls below approximately $112.5 million, a fixed charge coverage ratio of 1.1:1 will be triggered. These limits to availability may be a particular problem when market conditions and order levels improve and we need to rebuild working capital.

We have agreed to grant our lenders a security interest in all of our United States inventory, the proceeds thereof and in our accounts receivable to the extent they are not sold under our Receivables Purchase Agreement.

If the amendments are not implemented and our operations continue at current levels, we may be unable as of the end of the third quarter of 2009 to meet the financial covenants under the current Credit Facility and Term Loans. In such event, we would have to repay any then outstanding borrowings under the Credit Facility, no further borrowings would be permitted under the Credit Facility, and the Term Loans would become immediately payable. Any such acceleration of then outstanding indebtedness in excess of $100 million under the Credit Facility or the Term Loans would constitute a default under the Convertible Notes. Furthermore, if we were unable to repay the amounts then due out of our available cash or the proceeds of a refinancing, there would be a termination event under the Receivables Purchase Agreement. Even if we were able to repay the amounts then due, such repayment could have a material adverse effect on our liquidity and financial position.

Risks related to refinancing the Term Loans

We intend to repay our Three-Year Term Loan with the net proceeds from the public offerings of our common stock and the Convertible Notes. Any remaining proceeds from these offerings will be used to repay all or a portion of our Five-Year Term Loan and then for general corporate purposes. Our ability to consummate these offerings will depend upon market and other conditions and we cannot predict whether we will be able to do so or what the terms and conditions will be for these offerings. To the extent we are unable to refinance the Term Loans, our ability to borrow the full amount under the Credit Facility as proposed to be amended may be reduced as the borrowing base formula includes a reduction for amounts outstanding under the Term Loans.

Risks related to the proposed amendments to the Receivable Purchase Agreement

If the proposed amendments to our Receivables Purchase Agreement become effective, amounts of receivables supporting this program would be reduced due to increased reserve percentages and a revision to the definition of eligible receivables. In addition, we have experienced a substantial reduction in accounts receivable in the last two quarters as a result of lower orders. Further reductions from the level of eligible accounts receivable available as of March 31, 2009 would likely limit amounts available for sale under our Receivables Purchase Agreement.

Risks related to goodwill

As of March 31, 2009, we had $1.6 billion of goodwill on our balance sheet related to the Lone Star and Stelco acquisitions. Goodwill is tested for impairment annually in the third quarter and whenever events or circumstances indicate that the carrying value may not be recoverable. We considered the change in business conditions and the corresponding decrease in our stock price in the fourth quarter of 2008 to be a triggering event as defined by Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” and we therefore tested goodwill for impairment as of December 31, 2008. Our testing, which was based on the assumptions discussed in Note 1 to our financial statements contained in our annual report on Form 10-K for the year ended December 31, 2008, did not indicate that goodwill was impaired as of December 31, 2008. The continuation of adverse business conditions and our actions to address them in the first quarter of 2009 were not considered to be a triggering event. We view such actions as a continuation of the measures that began in the fourth quarter of 2008 to respond to the global recession. Furthermore, we do not have any additional visibility into discounted future cash flows than we had in the fourth quarter of 2008. Therefore, we did not test goodwill for impairment as of March 31, 2009. If a continued deterioration of business conditions or other factors have an adverse effect on our estimates of discounted future cash flows or compound annual growth rate, or if we experience a sustained decline in our market capitalization, we may test goodwill for impairment prior to the annual test in the third quarter of 2009. Future testing may result in an impairment charge.

Risks related to our effective tax benefit rate

In accordance with FIN 18, “Accounting for Income Taxes in Interim Periods (an interpretation of APB Opinion No. 28),” we have not recognized a tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets for accounting purposes. As a result, the pre-tax losses associated with USSC and USSS do not provide any tax benefit for accounting purposes. Significant changes in the mix of pre-tax results among the jurisdictions in which we operate could have a material impact on our effective tax benefit rate.

Risks related to rating agency downgrades

As discussed above under “Summary—Recent actions by rating agencies,” with respect to our senior unsecured debt, Moody’s Investor Service placed its rating under review for possible downgrading, Standard & Poor’s Ratings Services placed its rating on CreditWatch with negative implications and Fitch Ratings affirmed its rating and revised our outlook to negative. We cannot predict the substance or timing of any action by these rating agencies but based on preliminary discussions with the agencies one or more downgrades may occur imminently. If our debt is downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings will increase, the terms under which we purchase goods and services will be affected and our ability to take advantage of potential business opportunities will be limited. We may also be forced to provide collateral or financial assurance for environmental closure and other presently unsecured obligations.

Risks related to this offering and our common stock

Fluctuations in the price of our common stock may make our common stock more difficult to resell.

The market price and volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. During the period from January 1, 2009 to April 24, 2009, our common stock has fluctuated from a high of $41.47 per share to a low of $16.66 per share. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from expectations of management, securities analysts and investors;

•	developments in our business or in the steel industry generally or involving major steel consuming industries;

•	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations, and volatility;

•	changes in global financial and economic markets;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions and other material events by us or our competitors.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering up to 18,000,000 shares of common stock (20,700,000 shares of common stock if the over-allotment option is exercised in full).

We are also offering, in the concurrent Convertible Notes Offering, up to $300,000,000 aggregate principal amount of             % senior convertible notes due 2014 (or up to $345,000,000 aggregate principal amount of             % senior convertible notes due 2014, if the over-allotment option is exercised in full) which, based on the initial conversion rate and assuming no exercise of the over-allotment option, would be convertible into an aggregate of              shares of our common stock. The issuance of additional shares of our common stock in this offering and upon conversion of the Convertible Notes, or other issuances of our common stock or convertible securities, including outstanding options and warrants, or otherwise will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or any hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of the Convertible Notes Offering, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Common stock price range and dividends

Our common stock is listed on the New York Stock Exchange under the symbol “X.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE and the dividends declared per share of our common stock.

	Price Range of Common Stock		Cash Dividend Per Share
	High	Low

2007
First Quarter	$101.60	$68.83	$0.20
Second Quarter	$127.26	$99.07	$0.20
Third Quarter	$116.37	$74.41	$0.20
Fourth Quarter	$121.12	$85.05	$0.20

2008
First Quarter	$128.30	$91.11	$0.25
Second Quarter	$196.00	$122.00	$0.25
Third Quarter	$182.79	$68.62	$0.30
Fourth Quarter	$77.92	$20.71	$0.30

2009
First Quarter	$41.47	$16.66	$0.30
Second Quarter (thru April 24, 2009)	$30.38	$20.17	$0.05

The last reported sale price of our common stock on the New York Stock Exchange on April 24, 2009 was $29.03 per share. As of March 31, 2009, there were 116,174,653 shares of our common stock outstanding held by approximately 20,185 registered holders.

Our board of directors approved a reduction in the quarterly dividend of our common stock from $0.30 per share to $0.05 per share, effective with the dividend payable on June 10, 2009 to holders of record on May 13, 2009. The determination of the amount of dividends paid on our common stock is made by our board of directors from time to time based on our financial condition and our results of operations. Our board of directors has no obligation to declare dividends under Delaware law or the U. S. Steel Certificate of Incorporation.

Use of proceeds

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $499 million (or $574 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and our expenses related to this offering, based on an assumed offering price of $29.03 per share, the last reported sale price of our common stock on the NYSE on April 24, 2009. We intend to use the proceeds from this offering, together with the net proceeds from the concurrent Convertible Notes Offering, to repay the approximately $180 million outstanding under our $500 million three-year term loan due October 2010 (the “Three-Year Term Loan”). To the extent that there are additional proceeds remaining, they will be used to repay all or a portion of the approximately $475 million outstanding under our $500 million five-year term loan due May 2012 (the “Five-Year Term Loan” and, together with the Three-Year Term Loan, the “Term Loans”). The Three-Year Term Loan bears interest at a variable rate which was 1.125% as of April 27, 2009. The Five-Year Term Loan bears interest at a variable rate which was 1.125% as of April 27, 2009. To the extent that there are additional proceeds remaining after the repayment of the Term Loans in full, they will be used for general corporate purposes. Neither offering is contingent on the completion of the other.

Affiliates of certain of the underwriters are lenders under the Term Loans and will receive a portion of the net proceeds from this offering, which are being applied to repay such debt. See “Underwriting.”

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009 on:

•	an actual basis;

•

an as adjusted basis to give effect to the sale of the shares of common stock offered hereby (assuming an offering price of $29.03 per share, the last reported sale price of our common stock on the NYSE on April 24, 2009 and assuming no exercise of the underwriters’ over-allotment option for this offering) and the application of the net proceeds therefrom; and

•

an as further adjusted basis to give effect to both the sale of the shares of common stock offered hereby (assuming an offering price of $29.03 per share, the last reported sale price of our common stock on the NYSE on April 24, 2009 and assuming no exercise of the underwriters’ over-allotment option for this offering) and the concurrent Convertible Notes Offering (assuming no exercise of the underwriters’ over-allotment option for the Convertible Notes Offering) and the application of the net proceeds therefrom.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated by reference in this document, and with the section entitled “Description of common stock” in this prospectus supplement and the “Description of Capital Stock” in the accompanying prospectus.

	As of March 31, 2009
(dollars in millions)	Actual	As adjusted for this offering	As further adjusted for this offering and the Convertible Notes Offering

Total cash and cash equivalents	$1,131	$1,131	$1,266

Debt:
% Convertible Notes due 2014	—	—	300
Term Loan due 2010	180	0	0
Term Loan due 2012	475	156	0
6.65% Senior Notes due 2037	350	350	350
7.00% Senior Notes due 2018	500	500	500
6.05% Senior Notes due 2017	450	450	450
5.65% Senior Notes due 2013	300	300	300
Environmental revenue bonds	458	458	458
Province note(1)	119	119	119
USSK revolver(2)	266	266	266
Other debt and capital leases	68	68	68
Less discounts and fair adjustment	42	42	42
Total Debt	$3,124	$2,625	$2,769

	As of March 31, 2009
(dollars in millions)	Actual	As adjusted for this offering	As further adjusted for this offering and the Convertible Notes Offering

Stockholders’ equity:
Common stock issued (par value $1 per share; 400,000,000 shares authorized, 123,785,911 shares issued, 116,174,653 shares outstanding, actual; 400,000,000 shares authorized, 141,785,911 shares issued, 134,174,653 shares outstanding, as adjusted and as further adjusted)	124	142	142
Treasury stock, at cost	(613)	(613)	(613)
Additional paid-in capital	2,998	3,479	3,479
Retained earnings	5,192	5,192	5,192
Accumulated other comprehensive loss	(3,322)	(3,322)	(3,322)
Total stockholders’ equity	$4,379	$4,878	$4,878
Total capitalization	$7,503	$7,503	$7,647

(1)	Based on the exchange rate of US$0.7935 for each C$1.00 as of March 31, 2009.

(2)	Based on the exchange rate of US$1.3308 for each €1.00 as of March 31, 2009.

Description of common stock

Please read the information discussed under the heading “Description of capital stock” beginning on page 11 of the accompanying prospectus, which the following information supplements and, in the event of inconsistencies, supersedes. The following description does not purport to be complete and, except as noted above, should be read in conjunction with the description in the prospectus.

General

The authorized capital stock of U. S. Steel consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of March 31, 2009, there were no shares of preferred stock outstanding and 116,174,653 shares of common stock outstanding.

Upon completion of this offering, 134,174,653 shares of our common stock will be outstanding, based on the number of shares outstanding at March 31, 2009 (assuming no exercise of the underwriters’ over-allotment option for 2,700,000 shares, no exercise of stock options granted to employees, of which approximately 820,000 shares were exercisable at a weighted average exercise price of $47.51 as of March 31, 2009, and excluding shares available for future option grants and shares issuable upon conversion of the Convertible Notes). See “Risk factors—Risks related to the offering and our common stock—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.”

Stock transfer agent and registrar

Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075 serves as the transfer agent and registrar for our common stock and preferred stock. The telephone number for Wells Fargo Shareowner Services is (800)-401-1957.

Delaware law, our certificate of incorporation and by-laws contain provisions that may have an anti-takeover effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of U. S. Steel by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of U. S. Steel and its stockholders.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholders becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of U. S. Steel’s outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control.

Our certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting were first mailed. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of U. S. Steel.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Rights Plan. Our rights will permit disinterested stockholders to acquire additional shares of U. S. Steel, or of an acquiring company, at a substantial discount in the event of certain changes in control. See “Description of Capital Stock—Rights Plan” in the accompanying prospectus.

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Certain United States federal income and

estate tax considerations

This section describes the material United States federal income and estate tax consequences of owning the shares of common stock we are offering. It applies only to a holder that acquires shares of our common stock in the offering at the offering price listed on the cover page hereof and that holds shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a person liable for alternative minimum tax;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a holder whose functional currency for tax purposes is not the United States dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a United States expatriate.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds shares of our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in such an entity or arrangement holding shares of our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

United States holders

This subsection describes the tax consequences to a United States holder. A holder is a “United States holder” if that holder is a beneficial owner of a share of common stock and is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation or an entity treated as a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Distributions on common stock

Distributions, if any, made on our common stock generally will be included in a United States holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by noncorporate United States holders, for taxable years beginning before January 1, 2011, such dividends are generally taxed at a maximum U.S. federal income tax rate of 15%, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a United States holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, exchange, certain redemptions or other taxable dispositions of common stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of our common stock, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the United States holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a United States holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain noncorporate United States holders will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service dividends paid on the common stock and proceeds received from a disposition of shares of common stock. Backup withholding may also apply to any payments if the holder fails to provide an accurate taxpayer identification number or the holder is notified by the Internal Revenue Service that the holder has failed to report all dividends required to be shown on the holder’s federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Non-United States holders

The following is a summary of the United States federal tax consequences that will apply to a non-United States holder (as defined herein) of shares of common stock. The term “non-United States holder” means a beneficial owner of a share of common stock (other than a partnership) that is not a United States holder. Special rules may apply to certain non-United States holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Dividends

Dividends paid to a non-United States holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-United States holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-United States holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-United States holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

A non-United States holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-United States holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States holder);

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

An individual non-United States holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-United States holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-United States holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

United States federal estate tax

Common stock held by an individual non-United States holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

We must report annually to the Internal Revenue Service and to each non-United States holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty.

A non-United States holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-United States holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-United States holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

The underwriters are committed to purchase all of the shares of common stock offered by us in this offering if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment option

The underwriters have an option to buy up to 2,700,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares of our common stock are purchased with this over-allotment option, the underwriters will purchase shares of our common stock in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares of our common stock on the same terms as those on which the shares are being offered.

Commissions and discounts

The underwriting discount is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of our common stock. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

Electronic offer, sale and distribution of securities

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares of our common stock for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

No sale of similar securities

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement.

We, our directors and executive officers, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the foregoing restrictions shall not apply to us with respect to (1) our sale of common stock in this offering, (2) the issuance of the Convertible Notes sold in the Convertible Notes Offering, (3) the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock to employees or directors by us in the ordinary course of business or pursuant to any of our employee plans existing at the time of this offering, including, but not limited to, our employee stock option plan, our dividend reinvestment and stock purchase plan and our 401(k) plan and (4) the issuance by us of shares of our common stock upon the exercise of options granted under our employee plans. In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers, the underwriters have agreed that such directors and officers may transfer (a) shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement), and (b) shares of our common stock for the purpose of settling taxes owed in respect of the exercise of stock options that expire during the 90-day period referred to above and awards of restricted stock and restricted stock units that occur during such period, provided that in the case of clauses (a) and (b) above, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the 90-day period referred to above).

The common stock is listed on the New York Stock Exchange under the symbol “X.”

Price stabilization and short positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Foreign jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the J.P. Morgan Securities Inc., for any such offer; or

•	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is an administrative agent and lender under our Term Loans. Morgan Stanley Bank, an affiliate of Morgan Stanley & Co. Incorporated, is a documentation agent and lender under our Term Loans. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender under our Term Loans. The proceeds from this offering, together with the proceeds from the concurrent Convertible Notes Offering, will be used to repay borrowings under our Term Loans. In addition, certain of the underwriters are acting as underwriters for the concurrent Convertible Notes Offering and will receive customary fees in connection therewith. Accordingly, because more than 10% of the net proceeds from this offering will be paid to affiliates of the underwriters, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority (“FINRA”) rules. See “Use of proceeds.”

Legal matters

The validity of the shares of our common stock offered by this prospectus supplement will be passed upon for us by R.M. Stanton, Esq., Assistant General Counsel—Corporate and Assistant Secretary of U. S. Steel. Mr. Stanton, in his capacity as set forth above, is paid a salary, participates in various employee benefit plans offered by us and owns, and has options to purchase, common stock. Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania will pass upon certain legal matters for us in connection with this offering. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with this offering.

Experts

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report to Stockholders) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

United States Steel Corporation

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “X.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this Prospectus is March 5, 2007.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

The type and amount of securities that we propose to sell;

•	The initial public offering price of the securities;

•	The names of any underwriters or agents through or to which we will sell the securities;

•	The compensation of those underwriters or agents; and

•	Information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations.

WHERE YOU CAN FIND MORE INFORMATION

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Proxy Statement on Form 14A dated April 25, 2006;

(c)	Current Reports on Form 8-K filed on January 3, 2007; and

(d)	The description of our common stock and preferred stock purchase rights contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation

Shareholder Services

600 Grant Street, Room 611

Pittsburgh, Pennsylvania 15219-2800

(412) 433-4801

(866) 433-4801 (toll free)

(412) 433-4818 (fax)

FORWARD-LOOKING STATEMENTS

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in our annual and quarterly reports, press releases and other statements incorporated by reference in this prospectus. These statements include, without limitation, statements regarding our general business strategies; financing decisions; projections of levels of revenues, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

THE COMPANY

U. S. Steel is an integrated steel producer with major production operations in the United States and Central Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 19.4 million tons in the United States and 7.4 million tons in Central Europe. U. S. Steel is also engaged in several other business activities, most of which are related to steel manufacturing. These include the production of coke in both the United States and Central Europe; and the production of iron ore pellets from taconite, transportation services (railroad and barge operations) and real estate operations in the United States.

United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121.

References in this prospectus to the “Registrant,” “Company,” “United States Steel,” “U. S. Steel,” “USS,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

(Unaudited)

Continuing Operations

	Year Ended December 31,
	2006	2005	2004	2003		2002
Ratio of earnings to fixed charges (a)	11.08	10.19	8.88	(b	)	1.15
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	10.47	8.68	7.92	(c	)	1.15

(a)	For the purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” are defined as income before income taxes and extraordinary items and before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, and capitalized interest, plus fixed charges, amortization of capitalized interest and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest. “Preferred dividends” consists of pretax earnings required to cover preferred stock dividends associated with the 7% Series B Mandatory Convertible Preferred Shares that were mandatorily converted into U. S. Steel common stock on June 15, 2006.
(b)	Earnings were deficient in covering fixed charges by $769 million for the year ended December 31, 2003.
(c)	Earnings were deficient in covering combined fixed charges and preferred stock dividends by $804 million for the year ended December 31, 2003.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering.

General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we can choose to issue securities in any other currency, including the euro.

The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture between The Bank of New York, or any successor trustee, and USS. We will issue the subordinated Debt Securities under a subordinated indenture between The Bank of New York, or any successor trustee, and USS. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as trustee.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the notes or bonds. See the information under the heading “Where You Can Find More Information” to contact us for a copy of the appropriate indenture.

General

The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of USS and, unless otherwise indicated in the related Prospectus Supplement, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to Senior Indebtedness. A description of the subordinated Debt Securities is provided below under “—Subordinated Debt Securities”. The specific terms of any subordinated Debt Securities will be provided in the related Prospectus Supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement.

Terms

The indentures do not limit the principal amount of debt we may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by USS. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

1.	Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

2.	Date of maturity;

3.	If other than U.S. currency, the currency for which the Debt Securities may be purchased;

4.	The interest rate or rates and, if floating rate, the method of calculating interest;

5.	The times at which any premium and interest will be payable;

6.	The place or places where principal, any premium and interest will be payable;

7.	Any redemption or sinking fund provisions or other repayment obligations;

8.	Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

9.	The application, if any, of the defeasance provisions to the Debt Securities;

10.	If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

11.	Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

12.	Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

13.	Any additional covenants applicable to the Debt Securities being offered;

14.	Any additional events of default applicable to the Debt Securities being offered;

15.	The terms of subordination, if applicable;

16.	The terms of conversion, if applicable;

17.	Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

18.	Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of USS in the indentures

Payment

USS will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. (Section 10.01) Unless otherwise provided in the prospectus supplement, USS will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment. (Section 3.07)

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to USS at its request. After this occurs, the holder of that security must look only to USS for payment of that amount and not to the trustee or paying agent. (Section 10.03)

Merger and Consolidation

USS will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that USS may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) USS is the continuing entity or the successor entity (if other than USS) is organized and existing under the laws of the United States of America, a State thereof or the District of Columbia and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by USS and (ii) there is no default under the applicable indenture. Upon such a succession, USS will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in USS’ consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets. (Section 8.01)

Waiver of Certain Covenants

Unless otherwise provided in the prospectus supplement, USS may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

Events of Default

An Event of Default occurs with respect to any series of Debt Securities when: (i) USS defaults in paying interest on the Debt Securities of such series when due, continuing for 30 days; (ii) USS defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) USS defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, continuing for 30 days; (iv) failure by USS in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.01)

USS is required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by USS of certain covenants. (Section 10.04)

If an Event of Default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

No Event of Default regarding one series of Debt Securities issued under an indenture is necessarily an Event of Default regarding any other series of Debt Securities.

Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it (Section 6.02).

If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder’s Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Modification of the Indentures

Each indenture contains provisions permitting USS and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USS; (b) to add to the covenants of USS further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon USS by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect. (Section 9.01)

USS and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require USS to repurchase that security, (ii) reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of USS to maintain an office or agency, (v) change any obligation of USS to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision. (Section 9.02)

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) USS shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and USS shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case USS shall have paid all other sums payable under that indenture. (Section 4.01)

Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that USS may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under “Certain Covenants of USS in the indentures”) together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, USS has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures. (Section 13.04)

Record Dates

The indentures provide that in certain circumstances USS may establish a record date for determining the holders of outstanding Debt Securities of a Series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such Series.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination

Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. “Senior Indebtedness” is defined to mean, with respect to USS, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all Indebtedness of USS (including Indebtedness of others guaranteed by USS), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such Indebtedness or obligation or pursuant to which the same is outstanding it is provided that such Indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or it is provided that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

The Prospectus Supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities

The subordinated indenture may be modified by USS and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under “—Modification of the indentures.” USS and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

The laws of the State of New York govern each indenture and will govern the Debt Securities. (Section 1.12)

Book-Entry Securities

The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither USS, the trustee nor any agent of USS or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies USS that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that Series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that Series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. USS understands that under existing industry practices, if USS requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the trustee

The Bank of New York is also trustee for our 10 3/4% Senior Notes due August 1, 2008, our 9 3/4% Senior Notes due May 15, 2010, a leveraged lease in which USS is the lessee and several series of obligations issued by various governmental authorities relating to environmental projects at various USS facilities. The Bank of New York is a lender under our revolving credit facility. USS and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York and anticipate that they will continue to do so.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of USS included in its certificate of incorporation, but it is not complete. This description is qualified by reference to the certificate of incorporation, and the Rights Agreement (the “Rights Agreement”) between USS and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), that have been filed as exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the Delaware General Corporation law.

General

The authorized capital stock of USS consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of February 26, 2007, there were no shares of preferred stock outstanding and 118,487,277 shares of common stock outstanding.

Preferred Stock

The preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. The designation, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock will be stated in a resolution providing for the issue of that series adopted by our board of directors and will be described in the appropriate prospectus supplement (if any), including the following:

1.	When to issue the preferred stock, whether in one or more series so long as the total number of shares does not exceed 40 million;

2.	The powers, preferences and relative participation, optional or other special rights, and qualifications, limits or restrictions on preferred stock;

3.	The dividend rate of each series, the terms of payment, the priority of payment versus any other class of stock and whether the dividends will be cumulative;

4.	Terms of redemption;

5.	Any convertible features;

6.	Any voting rights;

7.	Liquidation preferences; and

8.	Any other terms.

Holders of preferred stock will be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

The future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USS.

Common Stock

The holders of common stock will be entitled to receive dividends when, as and if declared by the USS board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. The holders of common stock will be entitled to one vote for each share on all matters voted on generally by stockholders under our certificate of incorporation, including the election of directors. Holders of common stock do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of USS, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The issuance of additional shares of authorized stock by USS may occur at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of common stock.

Stock Transfer Agent and Registrar

USS acts as its own transfer agent at the following address: United States Steel Corporation, Shareholders Services Department, 600 Grant Street, Room 611, Pittsburgh, PA 15219-2800. USS is also the registrar for its common stock and preferred stock.

Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075 serves as co-transfer agent.

Rights Plan

The following is a brief description of the terms of the stockholders rights plan set forth in the Rights Agreement between USS and Mellon Investor Services LLC, as Rights Agent.

The purpose of the Rights Agreement is to:

•	Give our board of directors the opportunity to negotiate with any persons seeking to obtain control of USS;

•	Deter acquisitions of voting control of USS without assurance of fair and equal treatment of all USS stockholders; and

•	Prevent a person from acquiring in the market a sufficient amount of voting power to be in a position to block an action sought to be taken by our stockholders.

The exercise of the Rights would cause substantial dilution to a person attempting to acquire USS on terms not approved by our board of directors and would therefore significantly increase the price that person would have to pay to complete the acquisition. The Rights Agreement may deter a potential acquisition or tender offer.

Under the Rights Agreement, the Right to purchase from USS one-hundredth of a share of Series A Junior Preferred Stock, no par value (the “Junior Preferred Stock”), at a purchase price of $110 in cash, subject to adjustment, is attached to each share of common stock.

The Rights will expire at the close of business on December 31, 2011, unless that date is extended or the rights are earlier redeemed or exchanged by USS as described below.

Until the Rights are distributed, they will:

•	Not be exercisable;

•	Be represented by the same certificates that represent the common stock; and

•	Trade together with the common stock.

If the Rights are distributed, they will become exercisable, and USS would issue separate certificates representing the Rights, which would trade separately from USS’ common stock.

The Rights would be distributed upon the earlier of

•	10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired (except pursuant to a Qualifying Offer (defined in the

Rights Agreement as an all-cash tender offer for all outstanding shares of common stock meeting certain prescribed requirements)), or obtained the right to acquire, beneficial ownership of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (the “Stock Acquisition Date”), or

•

10 business days (or upon such later date as may be determined by the board of directors) following the commencement of a tender offer or exchange offer (other than a Qualifying Offer) that would result in a person or a group beneficially owning common stock representing 15% or more of the total voting power of all outstanding shares of common stock.

However, an “Acquiring Person” will not include USS, any of its subsidiaries, any of its employee benefit plans or any person organized pursuant to those employee benefit plans or a person acquiring pursuant to a Qualifying Offer. The Rights Agreement also contains provisions designed to prevent the inadvertent triggering of the Rights by institutional or certain other stockholders.

If a person or group becomes the beneficial owner of common stock representing 15% or more of the total voting power of all outstanding shares of common stock (except pursuant to a Qualifying Offer), the Rights “flip-in” and entitle each holder of a Right (other than the Acquiring Person and certain related parties) to receive, upon exercise, common stock (or in certain circumstances, cash, property, or other securities of USS), having a value equal to two times the exercise price of the Right. However, Rights are not exercisable until such time as the Rights are no longer redeemable by USS as set forth below.

If at any time following the Stock Acquisition Date, (i) USS consolidates with, or merges with and into, any other person in a transaction in which USS is not the surviving corporation (other than a merger that follows a Qualifying Offer) or another person consolidates with, or merges with or into, USS and USS’ common stock is changed into or exchanged for securities of another person or cash or other property, or (ii) 50% or more of USS’ assets, earning power or cash flow is sold or transferred, the Rights “flip-over” and entitle each holder of a Right (other than an Acquiring Person and certain related parties) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

USS reserves the right, before the occurrence of an event described in the two preceding paragraphs, to require that upon an exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Preferred Stock would be issued.

At any time until the earlier of 10 business days following the Stock Acquisition Date and December 31, 2011 (subject to extension), USS may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right payable in stock or cash or any other form of consideration deemed appropriate by its board of directors (the “Redemption Price”). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the holders of the Rights will have only the right to receive the Redemption Price.

The board of directors may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the outstanding and exercisable Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of common stock at an exchange ratio of one share of common stock for each Right (subject to certain anti-dilution adjustments). However, the board of directors may not effect such an exchange at any time any person or group beneficially owns common stock representing 50% or more of the total voting power of the common stock then outstanding. Immediately after the board of directors orders such an exchange, the right to exercise the Rights will terminate, and the holders of the Rights will have only the right to receive shares of common stock at the exchange ratio.

As long as the Rights are attached to shares of common stock, USS will issue Rights on each share of common stock issued prior to the earlier of the rights distribution date and the expiration date of the Rights so that all such shares will have attached Rights.

A holder of Rights will not, as such, have any rights as a shareholder of USS, including rights to vote or receive dividends.

The purchase price payable upon exercise of the Rights is subject to adjustment from time to time to prevent dilution, subject to the qualifications set forth in the rights agreement:

•	In the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock;

•

If holders of Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or securities convertible into Junior Preferred Stock at less than the market price of the Junior Preferred Stock; or

•

Upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

At any time prior to the distribution of the Rights, the board of directors may amend any provision of the Rights Agreement. After the distribution of the Rights, the board of directors may amend the provisions of the Rights Agreement in order to:

•	Cure any ambiguity;

•	Correct any defective or inconsistent provision;

•	Shorten or lengthen any time period under the Rights Agreement, subject to the limitations specified in the rights agreement; or

•	Make changes that will not adversely affect the interests of the holders of Rights (other than an Acquiring Person and certain related parties);

provided, that no amendment may be made when the Rights are not redeemable.

The distribution of the Rights will not be taxable to USS or its stockholders. A stockholder may recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of USS or common stock of an acquiring company.

This description is only a summary of the material provisions of the rights agreement. We urge you to read the Rights Agreement because it, and not this description, defines your rights as holders of Rights. A copy of the Rights Agreement is available free of charge from the Rights Agent by writing to Mellon Investor Services, LLC at 500 Grant Street, Room 2122, Pittsburgh, Pennsylvania 15219 or from USS. (See “Where You Can Find More Information.”)

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of USS by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of USS and of its stockholders.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination”

with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Directors serve a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of USS’ outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control.

Our certificate of incorporation also provides that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 45 days and not more than 75 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting were first mailed and, in certain situations, 90 days, before the annual meeting or within 10 days following the announcement of the date of the meeting. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USS.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Our Rights will permit disinterested stockholders to acquire additional shares of USS, or of an acquiring company, at a substantial discount in the event of certain changes in control. See “Description of Capital Stock—Rights Plan.”

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation provides that a director is not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our certificate of incorporation are intended to afford directors protection, and limit their potential liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

In addition, our By-Laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We have obtained directors’ and officers’ insurance for our directors and officers for specified liabilities.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock that will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions on page 1 under the caption “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

USS may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between USS and a bank or trust company selected by USS having its principal office in the United States and having a combined capital and surplus of at least $50 million, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of USS, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever USS redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

USS will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between USS and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares (other than certain changes in the fees of the preferred stock depositary) will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, as amended thereby. The deposit agreement may be terminated only if:

•	A final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of USS.

Charges of Preferred Stock Depositary, Taxes and Other Government Charges

USS will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. USS also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Appointment, Resignation and Removal of Depositary

USS will appoint the preferred stock depository. The preferred stock depositary may resign at any time by delivering to USS notice of its intent to do so and USS may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

USS will transmit to the record holders of depositary shares all notices and reports that USS is required to furnish to the holders of the depositary shares.

Neither the preferred stock depositary nor USS will be liable under the deposit agreement other than for its negligence or willful misconduct. The preferred stock depositary and USS will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. USS and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote any shares of preferred stock, as long as that action or non-action is in good faith.

DESCRIPTION OF WARRANTS

USS may issue Warrants for the purchase of Debt Securities, preferred stock or common stock (each a “USS Security,” and together the “USS Securities”). Warrants may be issued independently or together with any USS Security offered by any prospectus supplement and may be attached to or separate from any such USS Security. Each series of Warrants will be issued under a separate warrant agreement (a “Warrant Agreement”) to be entered into between USS and a bank or trust company, as warrant agent (the “Warrant Agent”). The Warrant Agent will act solely as an agent of USS in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of Warrants to purchase Debt Securities (“Debt Warrants”) will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) a discussion of material United States federal income tax considerations; (n) the redemption or call provisions applicable to such Debt Warrants; and (o) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of Warrants to purchase preferred stock, depositary shares representing fractional shares of preferred stock or common stock (“Stock Warrants”) will describe the terms of such Stock Warrants, including the following (if applicable): (a) the title of such Stock Warrants; (b) the offering price for such Stock Warrants; (c) the aggregate number of such Stock Warrants; (d) the designation and terms of the preferred stock or common stock purchasable upon exercise of such Stock Warrants; (e) the designation and terms of the USS Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such USS Security; (f) the date from and after which such Stock Warrants and any USS Securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or common stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) a discussion of material United States federal income tax considerations; (l) the anti-dilution provisions of such Stock Warrants; (m) the redemption or call provisions applicable to such Stock Warrants; and (n) any additional terms of the Stock Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Stock Warrants.

DESCRIPTION OF CONVERTIBLE OR EXCHANGEABLE SECURITIES

If any Debt Security, Preferred Stock, depositary shares representing fractional shares of preferred stock or Warrant is converted or exchanged into any other security the conversion or exchange terms thereof will be set forth in the Prospectus Supplement issued for the sale of such convertible or exchangeable security. These terms will include some or all of the terms described for Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

USS may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. USS may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our preferred stock or debt securities or debt obligations of third parties (including U.S. Treasury securities) securing the holders’ obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase units or vice-versa. These payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•	To or through underwriting syndicates represented by managing underwriters;

•	Through one or more underwriters without a syndicate for them to offer and sell to the public;

•	Through dealers or agents;

•	To investors directly in negotiated sales or in competitively bid transactions; or

•	To holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	The name or names of any underwriters;

•	The purchase price and the proceeds to us from that sale;

•	Any underwriting discounts and other items constituting underwriters’ compensation;

•	Any commissions paid to agents;

•	The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	Any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities or shares of common stock or preferred stock may be issued upon the exercise of warrants.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the issuance of the offered securities will be passed upon for USS by R.M. Stanton, Esq., Assistant General Counsel—Corporate and Assistant Secretary of USS. Mr. Stanton, in his capacity as set forth above, is paid a salary by USS, participates in various employee benefit plans offered by USS and owns, and has options to purchase, common stock of USS. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Reports to Stockholders) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.